STATE OF DELAWARE
CERTIFICATE OF MERGER OF
WILSHIRE BANCORP, INC. WITH AND INTO
BBCN BANCORP, INC.

July 29, 2016

Pursuant to Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), BBCN Bancorp, Inc., a Delaware corporation (“BBCN”), in connection with the merger of Wilshire Bancorp, Inc., a California corporation (“Wilshire”), with and into BBCN (the “Merger”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations participating in the Merger (the “Constituent Corporations”) are as follows:

Name                        State of Incorporation

BBCN Bancorp, Inc.                Delaware
Wilshire Bancorp, Inc.            California

SECOND: The Agreement and Plan of Merger, dated December 7, 2015, by and between the Constituent Corporations (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 252 of the DGCL.

THIRD: BBCN shall be the surviving corporation in the Merger and will continue its existence under the name “Hope Bancorp, Inc.” (the “Surviving Corporation”) upon the effective time of the Merger.
FOURTH: The Certificate of Incorporation of BBCN shall be the Certificate of Incorporation of the Surviving Corporation, except that Article I of BBCN’s Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“I.
The name of this corporation is Hope Bancorp, Inc.”
FIFTH: The Merger is to become effective at the close of business at 8:01 p.m. Eastern Daylight Time on the date of the filing and acceptance of this Certificate of Merger with the Secretary of State of the State of Delaware.
SIXTH: The Merger Agreement is on file at 3200 Wilshire Boulevard, Suite 1400, Los Angeles, California 90010, the principal place of business of the Surviving Corporation.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder or shareholder, as the case may be, of any of the Constituent Corporations.

EIGHTH: The authorized capital stock of Wilshire consists of 200,000,000 share of common stock, no par value, and 5,000,000 shares of preferred stock, $1,000 par value.

[Signature page follows]

IN WITNESS WHEREOF, said corporation has caused this Certificate of Merger to be signed by an authorized officer, as of the date first set forth above.

BBCN Bancorp, Inc.

By: /s/ Kevin S. Kim .
Authorized Officer
Name: Kevin S. Kim
Title: President and Chief Executive Officer

[Signature Page to Certificate of Merger]